Exhibit 99.1

Summit Materials, Inc. Reports Second Quarter 2019 Results

- Operating income increased 4.1% in Second Quarter 2019
- Organic aggregates volumes increased 4.4%
- Organic aggregates price increased 8.0%
- Reaffirmed 2019 Adjusted EBITDA Guidance Range For Full-Year 2019 at $430 - $470 million

DENVER, CO. - (August 1, 2019) - Summit Materials, Inc. (NYSE: SUM, “Summit” or the “Company”), a leading vertically integrated construction materials company, today announced results for the second quarter 2019.
For the three months ended June 29, 2019, the Company reported net income attributable to Summit Inc. of $36.4 million, or $0.32 per basic share, compared to net income attributable to Summit Inc. of $35.5 million, or $0.32 per basic share in the comparable prior year period. Summit reported adjusted diluted net income of $36.0 million, or $0.31 per adjusted diluted share as compared to adjusted diluted net income of $37.1 million, or $0.32 per adjusted diluted share in the prior year period.
Summit's net revenue increased 0.6% in the second quarter of 2019 compared to the comparable 2018 period. Adjusted EBITDA increased to $140.5 million in 2019 as compared to $135.3 million in 2018, as Summit continues to achieve increases in aggregates, cement and asphalt volumes on a year to date basis and pricing increases for aggregates, ready-mix concrete and asphalt. Tom Hill, CEO of Summit Materials, stated "We were very pleased to see the solid increases in our organic sales volumes as well as average sales prices for aggregates that started in the first quarter of 2019, continue into the second quarter." Summit reported a 12.6% increase in aggregate sales volumes combined with a 8.5% increase in aggregates average sales prices during the first six months of 2019 as compared to the same period in 2018. Despite achieving a 1.9% increase in year to date ready-mix concrete average sales prices, Summit reported its ready-mix concrete volumes in 2019 were 5.9% below 2018 levels as wet and cold weather conditions in Houston and the Intermountain geographies adversely impacted volumes.
Hill commented, "While the Mississippi River presented significant barge shipment challenges for our cement segment during the quarter, we were able to ship 2.6% more volume in the second quarter of 2019 compared to 2018. While average sales prices of cement were up slightly in the second quarter, they have been flat compared to the first six months of 2018." Summit's cement segment increased its Adjusted EBITDA from $34.7 million in the second quarter of 2018 to $35.4 million in the same period in 2019.
Summit reaffirmed its 2019 full year Adjusted EBITDA guidance. Hill continued, "Despite some adverse weather conditions impacting our cement and ready-mix concrete operations in the first half of 2019, we are pleased to confirm our previously announced Adjusted EBITDA guidance of approximately $430 million to $470 million for 2019."
“Underlying demand conditions in most of our markets remain favorable and are expected to remain so during the remainder of 2019,” continued Hill. In Summit's public markets, state transportation funding measures in Texas, coupled with steady increases in federal subsidies, are contributing to increased lettings activity. Single family housing starts and permits remain well below peak levels in Summit's major markets.
Further, Summit reaffirmed its guidance for 2019 capital expenditures of approximately $160 million to $175 million, and noted its cash paid for capital equipment decreased from $131.7 million in the first six months of 2018 to $105.6 million in 2019 as Summit continues to execute on its plan to reduce its leverage ratio by the end of 2019. As expected, given the seasonality of its operations, Summit's leverage ratio decreased slightly over levels reported at the end of the first quarter 2019.

Second Quarter 2019 | Results by Line of Business

Aggregates Business: Aggregates net revenues increased by 24.1% to $128.7 million in the second quarter 2019, when compared to the prior year period. Aggregates adjusted cash gross profit margin declined to 61.4% in the second quarter 2019, compared to 64.8% in the prior year period, primarily due to operational inefficiencies caused by the loss of a piece of mining equipment used in our Texas operations during the quarter. Aggregate margins in the West region were also adversely impacted by certain stripping and maintenance costs which are not expected to recur in the second half of the year. Organic aggregates sales volumes increased 4.4% in the second quarter 2019, when compared to the prior-year period.  Organic average selling prices on aggregates increased 8.0% in the second quarter 2019 when compared to the prior year period due to improvements in prices within both the West and East segments during the period.

Cement Business: Cement segment net revenues increased 3.3% to $84.5 million in the second quarter 2019, when compared to the prior-year period. Cement adjusted cash gross profit margin decreased to 45.8% in the second quarter, compared to 46.5% in the prior-year period, as margins were impacted by lower production levels in 2019 and increased logistics and distribution costs. Organic sales volume of cement increased 2.6% in the second quarter, when compared to the prior year period. Organic average selling prices on cement increased 0.6% in the second quarter, when compared to the prior year period due to changes of the customer mix across our geographies.

Products Business: Net revenues decreased 6.7% to $261.2 million in the second quarter 2019, when compared to the prior year period, primarily due to the sale of a non-core business in the third quarter of 2018. Products adjusted cash gross profit margin slightly increased to 22.3% in the second quarter, versus 22.0% in the prior year period. Our organic average sales price for ready-mix concrete increased 2.9%, which was offset by a 7.2% decrease in organic sales volumes of ready-mix concrete. Our organic average sales price for asphalt increased 6.8% while we had a 2.5% decrease in asphalt organic sales volumes.

Second Quarter 2019 | Results By Reporting Segment

Net revenue increased by 0.6% to $552.6 million in the second quarter 2019, versus $549.2 million in the prior year period. The improvement in net revenue was primarily attributable to both organic and acquisition-related contributions in the East segment and to a lesser extent, the Cement segment, offset by a decline in the West segment. The Company reported operating income of $80.4 million in the second quarter 2019, compared to $77.3 million in the prior year period. Net income increased 2.9% to $38.0 million in the second quarter of 2019, compared to $36.9 million in the prior year period. Adjusted EBITDA increased 3.8% to $140.5 million in the second quarter of 2019, compared to $135.3 million in the prior year period.

West Segment: The West Segment reported operating income of $31.6 million in the second quarter 2019, compared to $38.4 million in the prior year period. Adjusted EBITDA decreased to $54.8 million in the first quarter 2019, compared to $61.2 million in the prior year period. The quarterly declines in West Segment operating income and Adjusted EBITDA were primarily attributable to operational inefficiencies related to the loss of a piece of mining equipment in the West, the sale of a non-core business in the third quarter of 2018, along with increased labor and materials costs and cold weather conditions in Texas, Utah and Colorado, partially offset by increases in average selling prices on aggregates, ready-mix concrete and asphalt. Aggregates revenue in the second quarter increased 13.9% over the prior year period as a result of contributions from acquisitions completed in the second half of 2018, resulting in a 4.8% increase in organic volumes and a 4.6% increase in organic average sales prices. Ready-mix concrete revenue in the second quarter 2019 decreased 2.7% over the prior year period, primarily due to a 6.2% decrease in organic volumes, partially offset by a 3.3% increase in organic average sales prices. Asphalt revenue increased by 8.3% in the second quarter 2019 over the prior year period, as our liquid asphalt terminal which had been damaged in Hurricane Harvey was operating in 2019, but not in the comparable period in 2018.
East Segment: The East Segment reported operating income of $33.7 million in the second quarter 2019, compared to $26.9 million in the prior year period. Adjusted EBITDA increased to $54.4 million in the first quarter 2019, compared to $45.4 million in the prior year period. The quarterly improvement in East Segment operating income and Adjusted EBITDA was mainly attributable to increases in net revenue from our acquisition program, increases in average selling prices of aggregates, ready-mix concrete and asphalt, partially offset by decreases in ready-mix concrete volumes. Aggregates revenue increased 25.5%, primarily due to increases resulting from our acquisition program as well as a 4.1% and 10.6% increase in organic volumes and average sales prices, respectively. Ready-mix concrete revenue decreased 8.4% as a result of lower sales volumes, partially offset by an increase in organic average sales prices. Asphalt revenue increased 25.1% primarily as a result of a 14.2% increase in organic average sales prices, partially offset by a 1.1% decrease in organic volumes.
Cement Segment: The Cement Segment reported operating income of $25.5 million in the second quarter 2019, compared to $25.8 million in the prior year period  Adjusted EBITDA increased to $35.4 million in the second quarter 2019, compared to $34.7 million in the prior year period, due primarily to the increase of 2.6% and 0.6% in organic sales volumes and organic average selling prices, respectively, during the second quarter 2019 as compared to the prior year period.

Liquidity and Capital Resources

As of June 29, 2019, the Company had cash on hand of $67.7 million and borrowing capacity under its revolving credit facility of $329.8 million. The borrowing capacity on the revolving credit facility is fully available to the Company within the terms and covenant requirements of its credit agreement. As of June 29, 2019, the Company had $1.9 billion in debt outstanding.

Financial Outlook

For full-year 2019, the Company estimates its Adjusted EBITDA to be in the range of $430 million to $470 million. For full-year 2019, the Company estimates its capital expenditures to be in the range of $160 million to $175 million.

Webcast and Conference Call Information

Summit Materials will conduct a conference call today at 11:00 a.m. eastern time (9:00 a.m. mountain time) to review the Company’s second quarter financial results. A webcast of the conference call and accompanying presentation materials will be available in the Investors section of Summit’s website at investors.summit-materials.com. To listen to a live broadcast, go to the site at least 15 minutes prior to the scheduled start time in order to register, download, and install any necessary audio software.

To participate in the live teleconference:

Domestic Live:                       1-877-407-0784
International Live:                  1-201-689-8560
Conference ID:                       57511368

To listen to a replay of the teleconference, which will be available through September 1, 2019:

Domestic Replay:                   1-844-512-2921
International Replay:              1-412-317-6671
Conference ID:                       13692401

About Summit Materials

Summit Materials is a leading vertically integrated materials-based company that supplies aggregates, cement, ready-mix concrete and asphalt in the United States and British Columbia, Canada. Summit is a geographically diverse, materials-based business of scale that offers customers a single-source provider of construction materials and related downstream products in the public infrastructure, residential and nonresidential end markets. Summit has a strong track record of successful acquisitions since its founding and continues to pursue growth opportunities in new and existing markets. For more information about Summit Materials, please visit www.summit-materials.com.
Non-GAAP Financial Measures

The Securities and Exchange Commission (“SEC”) regulates the use of “non-GAAP financial measures,” such as Adjusted Net Income (Loss), Adjusted Diluted EPS, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Cash Gross Profit, Adjusted Cash Gross Profit Margin, Free Cash Flow, Net Leverage and Net Debt which are derived on the basis of methodologies other than in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”). We have provided these measures because, among other things, we believe that they provide investors with additional information to measure our performance, evaluate our ability to service our debt and evaluate certain flexibility under our restrictive covenants. Our Adjusted Net Income (Loss), Adjusted Diluted EPS, Adjusted EBITDA, Further Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Cash Gross Profit, Adjusted Cash Gross Profit Margin, Free Cash Flow, Net Leverage and Net Debt may vary from the use of such terms by others and should not be considered as alternatives to or more important than net income (loss), operating income (loss), revenue or any other performance measures derived in accordance with U.S. GAAP as measures of operating performance or to cash flows as measures of liquidity.
Adjusted EBITDA, Adjusted EBITDA Margin, and other non-GAAP measures have important limitations as analytical tools, and you should not consider them in isolation or as substitutes for analysis of our results as reported under U.S. GAAP. Some of the limitations of Adjusted EBITDA are that these measures do not reflect: (i) our cash expenditures or future requirements for capital expenditures or contractual commitments; (ii) changes in, or cash requirements for, our working capital needs; (iii) interest expense or cash requirements necessary to service interest and principal payments on our debt; and (iv) income tax payments we are required to make. Because of these limitations, we rely primarily on our U.S. GAAP results and use Adjusted EBITDA, Adjusted EBITDA Margin and other non-GAAP measures on a supplemental basis.
Adjusted EBITDA, Further Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Cash Gross Profit, Adjusted Cash Gross Profit Margin, Adjusted Net Income (Loss), Adjusted Diluted EPS, Free Cash Flow, Net Leverage and Net Debt reflect additional ways of viewing aspects of our business that, when viewed with our GAAP results and the accompanying reconciliations to U.S. GAAP financial measures included in the tables attached to this press release, may provide a more complete understanding of factors and trends affecting our business. We strongly encourage investors to review our consolidated financial statements in their entirety and not rely on any single financial measure. Reconciliations of the non-GAAP measures used in this press release are included in the attached tables. Because GAAP financial measures on a forward-looking basis are not accessible, and reconciling information is not available without unreasonable effort, we have not provided reconciliations for forward-looking non-GAAP measures. For the same reasons, we are unable to address the probable significance of the unavailable information, which could be material to future results.

Cautionary Statement Regarding Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the federal securities laws, which involve risks and uncertainties. Forward-looking statements include all statements that do not relate solely to historical or current facts, and you can identify forward-looking statements because they contain words such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “intends,” “trends,” “plans,” “estimates,” “projects” or “anticipates” or similar expressions that concern our strategy, plans, expectations or intentions. All statements made relating to our estimated and projected earnings, margins, costs, expenditures, cash flows, growth rates and financial results are forward-looking statements. These forward-looking statements are subject to risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. We derive many of our forward-looking statements from our operating budgets and forecasts, which are based upon many detailed assumptions. While we believe that our assumptions are reasonable, it is very difficult to predict the effect of known factors, and, of course, it is impossible to anticipate all factors that could affect our actual results. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by us or any other person that the results or conditions described in such statements or our objectives and plans will be realized. Important factors could affect our results and could cause results to differ materially from those expressed in our forward-looking statements, including but not limited to the factors discussed in the section entitled “Risk Factors” in Summit Inc.’s Annual Report on Form 10-K for the fiscal year ended December 29, 2018 as filed with the Securities and Exchange Commission (the “SEC”), any factors discussed in the section entitled “Risk Factors” in any of our subsequently filed SEC filings, and the following:

-	our dependence on the construction industry and the strength of the local economies in which we operate;

-	the cyclical nature of our business;

-	risks related to weather and seasonality;

-	risks associated with our capital-intensive business;

-	competition within our local markets;

-	our ability to execute on our acquisition strategy, successfully integrate acquisitions with our existing operations and retain key employees of acquired businesses;

-	our dependence on securing and permitting aggregate reserves in strategically located areas;

-	declines in public infrastructure construction and delays or reductions in governmental funding, including the funding by transportation authorities and other state agencies;

-	environmental, health, safety and climate change laws or governmental requirements or policies concerning zoning and land use;

-	rising prices for commodities, labor and other production and delivery costs as a result of inflation or otherwise;

-	conditions in the credit markets;

-	our ability to accurately estimate the overall risks, requirements or costs when we bid on or negotiate contracts that are ultimately awarded to us;

-	material costs and losses as a result of claims that our products do not meet regulatory requirements or contractual specifications;

-	cancellation of a significant number of contracts or our disqualification from bidding for new contracts;

-	special hazards related to our operations that may cause personal injury or property damage not covered by insurance;

-	our substantial current level of indebtedness;

-	our dependence on senior management and other key personnel;

-	supply constraints or significant price fluctuations in the electricity and petroleum-based resources that we use, including diesel and liquid asphalt;

-	climate change and climate change legislation or regulations;

-	unexpected operational difficulties;

-	interruptions in our information technology systems and infrastructure; and

-	potential labor disputes.

All subsequent written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by these cautionary statements. Any forward-looking statement that we make herein speaks only as of the date of this press release. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as required by law.

SUMMIT MATERIALS, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
($ in thousands, except share and per share amounts)

	Three months ended		Six months ended
	June 29,	June 30,	June 29,	June 30,
	2019	2018	2019	2018
Revenue:
Product	$467,637	$459,967	$739,278	$716,774
Service	84,954	89,268	119,263	122,377
Net revenue	552,591	549,235	858,541	839,151
Delivery and subcontract revenue	48,300	51,655	74,989	76,160
Total revenue	600,891	600,890	933,530	915,311
Cost of revenue (excluding items shown separately below):
Product	294,857	295,147	508,583	492,580
Service	62,336	64,130	88,925	90,053
Net cost of revenue	357,193	359,277	597,508	582,633
Delivery and subcontract cost	48,300	51,655	74,989	76,160
Total cost of revenue	405,493	410,932	672,497	658,793
General and administrative expenses	60,961	61,657	128,571	131,518
Depreciation, depletion, amortization and accretion	53,625	49,731	109,013	96,689
Transaction costs	390	1,291	698	2,557
Operating income	80,422	77,279	22,751	25,754
Interest expense	29,401	28,943	59,506	57,727
Loss on debt financings	—	149	14,565	149
Other income, net	(3,676)	(916)	(6,479)	(8,571)
Income (loss) from operation before taxes	54,697	49,103	(44,841)	(23,551)
Income tax expense (benefit)	16,707	12,190	(11,330)	(4,516)
Net income (loss)	37,990	36,913	(33,511)	(19,035)
Net income (loss) attributable to Summit Holdings (1)	1,580	1,404	(1,149)	(815)
Net income (loss) attributable to Summit Inc.	$36,410	$35,509	$(32,362)	$(18,220)
Income (loss) per share of Class A common stock:
Basic	$0.32	$0.32	$(0.29)	$(0.16)
Diluted	$0.32	$0.32	$(0.29)	$(0.16)
Weighted average shares of Class A common stock:
Basic	112,070,009	111,564,190	111,940,844	111,111,644
Diluted	112,182,555	112,583,321	111,940,844	111,111,644
________________________________________________________
(1) Represents portion of business owned by pre-IPO investors rather than by Summit.

SUMMIT MATERIALS, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
($ in thousands, except share and per share amounts)

	June 29,	December 29,
	2019	2018
	(unaudited)	(audited)
Assets
Current assets:
Cash and cash equivalents	$67,658	$128,508
Accounts receivable, net	294,604	214,518
Costs and estimated earnings in excess of billings	45,371	18,602
Inventories	208,136	213,851
Other current assets	12,618	16,061
Total current assets	628,387	591,540
Property, plant and equipment, less accumulated depreciation, depletion and amortization (June 29, 2019 - $881,606 and December 29, 2018 - $794,251)	1,788,664	1,780,132
Goodwill	1,198,177	1,192,028
Intangible assets, less accumulated amortization (June 29, 2019 - $9,054 and December 29, 2018 - $8,247)	17,653	18,460
Deferred tax assets, less valuation allowance (June 29, 2019 - $27,863 and December 29, 2018 - $19,366)	237,089	225,397
Operating lease right-of-use assets	34,101	—
Other assets	50,785	50,084
Total assets	$3,954,856	$3,857,641
Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of debt	$4,765	$6,354
Current portion of acquisition-related liabilities	35,470	34,270
Accounts payable	131,391	107,702
Accrued expenses	113,996	100,491
Current operating lease liabilities	8,470	—
Billings in excess of costs and estimated earnings	10,733	11,840
Total current liabilities	304,825	260,657
Long-term debt	1,854,189	1,807,502
Acquisition-related liabilities	40,088	49,468
Tax receivable agreement liability	309,733	309,674
Noncurrent operating lease liabilities	26,614	—
Other noncurrent liabilities	96,636	88,195
Total liabilities	2,632,085	2,515,496
Stockholders’ equity:
Class A common stock, par value $0.01 per share; 1,000,000,000 shares authorized, 112,073,494 and 111,658,927 shares issued and outstanding as of June 29, 2019 and December 29, 2018, respectively	1,122	1,117
Class B common stock, par value $0.01 per share; 250,000,000 shares authorized, 99 shares issued and outstanding as of June 29, 2019 and December 29, 2018	—	—
Additional paid-in capital	1,205,221	1,194,204
Accumulated earnings	97,377	129,739
Accumulated other comprehensive income	5,791	2,681
Stockholders’ equity	1,309,511	1,327,741
Noncontrolling interest in Summit Holdings	13,260	14,404
Total stockholders’ equity	1,322,771	1,342,145
Total liabilities and stockholders’ equity	$3,954,856	$3,857,641

SUMMIT MATERIALS, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
($ in thousands)

	Six months ended
	June 29,	June 30,
	2019	2018
Cash flow from operating activities:
Net loss	$(33,511)	$(19,035)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation, depletion, amortization and accretion	110,982	98,562
Share-based compensation expense	10,605	14,190
Net gain on asset disposals	(3,937)	(7,508)
Non-cash loss on debt financings	2,850	—
Change in deferred tax asset, net	(12,550)	(6,934)
Other	(120)	162
(Increase) decrease in operating assets, net of acquisitions and dispositions:
Accounts receivable, net	(79,320)	(57,763)
Inventories	5,208	(44,428)
Costs and estimated earnings in excess of billings	(26,715)	(34,525)
Other current assets	3,585	(1,766)
Other assets	4,374	780
(Decrease) increase in operating liabilities, net of acquisitions and dispositions:
Accounts payable	29,898	23,912
Accrued expenses	9,395	1,674
Billings in excess of costs and estimated earnings	(1,138)	(2,187)
Tax receivable agreement liability	59	1,688
Other liabilities	(3,717)	(540)
Net cash provided by (used in) operating activities	15,948	(33,718)
Cash flow from investing activities:
Acquisitions, net of cash acquired	(2,842)	(153,196)
Purchases of property, plant and equipment	(105,569)	(131,657)
Proceeds from the sale of property, plant and equipment	8,005	14,110
Other	(439)	684
Net cash used for investing activities	(100,845)	(270,059)
Cash flow from financing activities:
Proceeds from debt issuances	300,000	—
Debt issuance costs	(6,246)	(550)
Payments on debt	(261,025)	(10,772)
Payments on acquisition-related liabilities	(9,158)	(31,224)
Distributions from partnership	—	(69)
Proceeds from stock option exercises	784	15,615
Other	(502)	(1,904)
Net cash provided by (used in) financing activities	23,853	(28,904)
Impact of foreign currency on cash	194	(471)
Net decrease in cash	(60,850)	(333,152)
Cash and cash equivalents—beginning of period	128,508	383,556
Cash and cash equivalents—end of period	$67,658	$50,404

SUMMIT MATERIALS, INC. AND SUBSIDIARIES
Unaudited Revenue Data by Segment and Line of Business
($ in thousands)

	Three months ended		Six months ended
	June 29,	June 30,	June 29,	June 30,
	2019	2018	2019	2018
Segment Net Revenue:
West	$273,306	$293,685	$441,535	$462,629
East	194,738	173,709	295,153	257,130
Cement	84,547	81,841	121,853	119,392
Net Revenue	$552,591	$549,235	$858,541	$839,151

Line of Business - Net Revenue:
Materials
Aggregates	$128,650	$103,690	$216,522	$171,140
Cement (1)	77,799	76,413	110,298	109,530
Products	261,188	279,864	412,458	436,104
Total Materials and Products	467,637	459,967	739,278	716,774
Services	84,954	89,268	119,263	122,377
Net Revenue	$552,591	$549,235	$858,541	$839,151

Line of Business - Net Cost of Revenue:
Materials
Aggregates	$49,652	$36,472	$99,542	$75,954
Cement	39,112	38,359	70,463	64,147
Products	203,035	218,315	333,890	349,452
Total Materials and Products	291,799	293,146	503,895	489,553
Services	65,394	66,131	93,613	93,080
Net Cost of Revenue	$357,193	$359,277	$597,508	$582,633

Line of Business - Adjusted Cash Gross Profit (2):
Materials
Aggregates	$78,998	$67,218	$116,980	$95,186
Cement (3)	38,687	38,054	39,835	45,383
Products	58,153	61,549	78,568	86,652
Total Materials and Products	175,838	166,821	235,383	227,221
Services	19,560	23,137	25,650	29,297
Adjusted Cash Gross Profit	$195,398	$189,958	$261,033	$256,518

Adjusted Cash Gross Profit Margin (2)
Materials
Aggregates	61.4%	64.8%	54.0%	55.6%
Cement (3)	45.8%	46.5%	32.7%	38.0%
Products	22.3%	22.0%	19.0%	19.9%
Services	23.0%	25.9%	21.5%	23.9%
Total Adjusted Cash Gross Profit Margin	35.4%	34.6%	30.4%	30.6%
________________________________________________________
(1) Net revenue for the cement line of business excludes revenue associated with hazardous and non-hazardous waste, which is processed into fuel and used in the cement plants and is included in services net revenue. Additionally, net revenue from cement swaps and other cement-related products are included in products net revenue.
(2) Adjusted cash gross profit is calculated as net revenue by line of business less net cost of revenue by line of business. Adjusted cash gross profit margin is defined as adjusted cash gross profit divided by net revenue.
(3) The cement adjusted cash gross profit includes the earnings from the waste processing operations, cement swaps and other products. Cement line of business adjusted cash gross profit margin is defined as cement adjusted cash gross profit divided by cement segment net revenue.

SUMMIT MATERIALS, INC. AND SUBSIDIARIES
Unaudited Volume and Price Statistics
(Units in thousands)

	Three months ended		Six months ended
Total Volume	June 29, 2019	June 30, 2018	June 29, 2019	June 30, 2018
Aggregates (tons)	14,528	13,151	24,735	21,966
Cement (tons)	698	680	995	974
Ready-mix concrete (cubic yards)	1,398	1,503	2,489	2,645
Asphalt (tons)	1,596	1,611	2,017	1,961

	Three months ended		Six months ended
Pricing	June 29, 2019	June 30, 2018	June 29, 2019	June 30, 2018
Aggregates (per ton)	$11.14	$10.21	$10.93	$10.07
Cement (per ton)	114.95	114.21	114.46	114.46
Ready-mix concrete (per cubic yards)	110.35	107.09	109.15	107.09
Asphalt (per ton)	58.16	54.70	57.42	54.23

	Three months ended		Six months ended
	Percentage Change in		Percentage Change in
Year over Year Comparison	Volume	Pricing	Volume	Pricing
Aggregates (per ton)	10.5%	9.1%	12.6%	8.5%
Cement (per ton)	2.6%	0.6%	2.2%	—%
Ready-mix concrete (per cubic yards)	(7.0)%	3.0%	(5.9)%	1.9%
Asphalt (per ton)	(0.9)%	6.3%	2.9%	5.9%

	Three months ended		Six months ended
	Percentage Change in		Percentage Change in
Year over Year Comparison (Excluding acquisitions)	Volume	Pricing	Volume	Pricing
Aggregates (per ton)	4.4%	8.0%	5.3%	7.4%
Cement (per ton)	2.6%	0.6%	2.2%	—%
Ready-mix concrete (per cubic yards)	(7.2)%	2.9%	(6.5)%	1.8%
Asphalt (per ton)	(2.5)%	6.8%	1.6%	6.2%

SUMMIT MATERIALS, INC. AND SUBSIDIARIES
Unaudited Reconciliations of Gross Revenue to Net Revenue by Line of Business
($ and Units in thousands, except pricing information)

	Three months ended June 29, 2019
			Gross Revenue	Intercompany	Net
	Volumes	Pricing	by Product	Elimination/Delivery	Revenue
Aggregates	14,528	$11.14	$161,842	$(33,192)	$128,650
Cement	698	114.95	80,248	(2,449)	77,799
Materials			$242,090	$(35,641)	$206,449
Ready-mix concrete	1,398	110.35	154,239	(59)	154,180
Asphalt	1,596	58.16	92,790	(65)	92,725
Other Products			102,828	(88,545)	14,283
Products			$349,857	$(88,669)	$261,188

	Six months ended June 29, 2019
			Gross Revenue	Intercompany	Net
	Volumes	Pricing	by Product	Elimination/Delivery	Revenue
Aggregates	24,735	$10.93	$270,230	$(53,708)	$216,522
Cement	995	114.46	113,848	(3,550)	110,298
Materials			$384,078	$(57,258)	$326,820
Ready-mix concrete	2,489	109.15	271,667	(167)	271,500
Asphalt	2,017	57.42	115,799	(108)	115,691
Other Products			168,377	(143,110)	25,267
Products			$555,843	$(143,385)	$412,458

SUMMIT MATERIALS, INC. AND SUBSIDIARIES
Unaudited Reconciliations of Non-GAAP Financial Measures
($ in thousands, except share and per share amounts)
The tables below reconcile our net income (loss) to Adjusted EBITDA by segment for the three and six months ended June 29, 2019 and June 30, 2018.

Reconciliation of Net Income (Loss) to Adjusted EBITDA	Three months ended June 29, 2019
by Segment	West	East	Cement	Corporate	Consolidated
($ in thousands)
Net income (loss)	$30,739	$35,175	$27,917	$(55,841)	$37,990
Interest expense (income)	751	1,047	(2,345)	29,948	29,401
Income tax expense	777	64	—	15,866	16,707
Depreciation, depletion and amortization	22,784	19,540	9,719	992	53,035
EBITDA	$55,051	$55,826	$35,291	$(9,035)	$137,133
Accretion	140	300	150	—	590
Transaction costs	11	—	—	379	390
Non-cash compensation	—	—	—	4,699	4,699
Other (2)	(382)	(1,714)	—	(250)	(2,346)
Adjusted EBITDA (1)	$54,820	$54,412	$35,441	$(4,207)	$140,466
Adjusted EBITDA Margin (1)	20.1%	27.9%	41.9%		25.4%

Reconciliation of Net Income (Loss) to Adjusted EBITDA	Three months ended June 30, 2018
by Segment	West	East	Cement	Corporate	Consolidated
($ in thousands)
Net income (loss)	$36,532	$26,421	$27,458	$(53,498)	$36,913
Interest expense (income)	1,554	947	(1,479)	27,921	28,943
Income tax expense (benefit)	431	(84)	—	11,843	12,190
Depreciation, depletion and amortization	22,445	17,606	8,716	635	49,402
EBITDA	$60,962	$44,890	$34,695	$(13,099)	$127,448
Accretion	144	220	(35)	—	329
Loss on debt financings	—	—	—	149	149
Transaction costs	(2)	—	—	1,293	1,291
Non-cash compensation	—	—	—	5,683	5,683
Other	123	285	—	33	441
Adjusted EBITDA (1)	$61,227	$45,395	$34,660	$(5,941)	$135,341
Adjusted EBITDA Margin (1)	20.8%	26.1%	42.4%		24.6%

Reconciliation of Net Income (Loss) to Adjusted EBITDA	Six months ended June 29, 2019
by Segment	West	East	Cement	Corporate	Consolidated
($ in thousands)
Net income (loss)	$21,187	$16,808	$17,349	$(88,855)	$(33,511)
Interest expense (income)	1,494	2,055	(4,664)	60,621	59,506
Income tax expense (benefit)	334	118	—	(11,782)	(11,330)
Depreciation, depletion and amortization	46,580	39,445	19,873	1,944	107,842
EBITDA	$69,595	$58,426	$32,558	$(38,072)	$122,507
Accretion	269	606	296	—	1,171
Loss on debt financings	—	—	—	14,565	14,565
Transaction costs	11	—	—	687	698
Non-cash compensation	—	—	—	10,605	10,605
Other (2)	(757)	(1,378)	—	(357)	(2,492)
Adjusted EBITDA	$69,118	$57,654	$32,854	$(12,572)	$147,054
Adjusted EBITDA Margin (1)	15.7%	19.5%	27.0%		17.1%

Reconciliation of Net Income (Loss) to Adjusted EBITDA	Six months ended June 30, 2018
by Segment	West	East	Cement	Corporate	Consolidated
($ in thousands)
Net income (loss)	$36,604	$4,777	$26,361	$(86,777)	$(19,035)
Interest expense (income)	2,734	1,553	(3,085)	56,525	57,727
Income tax expense (benefit)	49	(270)	—	(4,295)	(4,516)
Depreciation, depletion and amortization	44,453	35,118	15,029	1,345	95,945
EBITDA	$83,840	$41,178	$38,305	$(33,202)	$130,121
Accretion	287	435	22	—	744
Loss on debt financings	—	—	—	149	149
Transaction costs	(6)	—	—	2,563	2,557
Non-cash compensation	—	—	—	14,190	14,190
Other (2)	(6,721)	579	—	(765)	(6,907)
Adjusted EBITDA	$77,400	$42,192	$38,327	$(17,065)	$140,854
Adjusted EBITDA Margin (1)	16.7%	16.4%	32.1%		16.8%

_______________________________________________________
(1) Adjusted EBITDA Margin is defined as Adjusted EBITDA as a percentage of net revenue.
(2) In the three and six months ended June 29, 2019, we negotiated a $2.0 million reduction in the amount of a contingent liability from one of our acquisitions. In the six months ended June 30, 2018, we negotiated a $6.9 million reduction in the amount of a contingent liability from one of our acquisitions. As we had passed the period to revise the opening balance sheet for this acquisition, the adjustment was recorded in the respective period as other income.

The table below reconciles our net income (loss) per share attributable to Summit Materials, Inc. to adjusted diluted net income (loss) per share for the three and six months ended June 29, 2019 and June 30, 2018. The per share amount of the net income (loss) attributable to Summit Materials, Inc. presented in the table is calculated using the total equity interests for the purpose of reconciling to adjusted diluted net income (loss) per share.

	Three months ended				Six months ended
	June 29, 2019		June 30, 2018		June 29, 2019		June 30, 2018
Reconciliation of Net Income (Loss) Per Share to Adjusted Diluted EPS	Net Income	Per Equity Unit	Net Income	Per Equity Unit	Net Loss	Per Equity Unit	Net Loss	Per Equity Unit
Net income (loss) attributable to Summit Materials, Inc.	$36,410	$0.32	$35,509	$0.31	$(32,362)	$(0.28)	$(18,220)	$(0.16)
Adjustments:
Net income (loss) attributable to noncontrolling interest	1,580	0.01	1,404	0.01	(1,149)	(0.01)	(815)	(0.01)
Adjustment to acquisition deferred liability	(2,000)	(0.02)	—	—	(2,000)	(0.02)	(6,947)	(0.06)
Loss on debt financings	—	—	149	—	14,565	0.13	149	—
Adjusted diluted net income (loss)	$35,990	$0.31	$37,062	$0.32	$(20,946)	$(0.18)	$(25,833)	$(0.23)
Weighted-average shares:
Basic Class A common stock	112,070,009		111,564,190		111,940,844		111,111,644
LP Units outstanding	3,418,018		3,517,602		3,422,318		3,583,407
Total equity units	115,488,027		115,081,792		115,363,162		114,695,051

The following table reconciles operating income to Adjusted Cash Gross Profit and Adjusted Cash Gross Profit Margin for the three and six months ended June 29, 2019 and June 30, 2018.

	Three months ended		Six months ended
	June 29,	June 30,	June 29,	June 30,
Reconciliation of Operating Income to Adjusted Cash Gross Profit	2019	2018	2019	2018
($ in thousands)
Operating income	$80,422	$77,279	$22,751	$25,754
General and administrative expenses	60,961	61,657	128,571	131,518
Depreciation, depletion, amortization and accretion	53,625	49,731	109,013	96,689
Transaction costs	390	1,291	698	2,557
Adjusted Cash Gross Profit (exclusive of items shown separately)	$195,398	$189,958	$261,033	$256,518
Adjusted Cash Gross Profit Margin (exclusive of items shown separately) (1)	35.4%	34.6%	30.4%	30.6%
_______________________________________________________
(1) Adjusted Cash Gross Profit Margin is defined as Adjusted Cash Gross Profit as a percentage of net revenue.

The following table reconciles net cash provided by (used in) operating activities to free cash flow for the three and six months ended June 29, 2019 and June 30, 2018.

	Three months ended		Six months ended
	June 29,	June 30,	June 29,	June 30,
($ in thousands)	2019	2018	2019	2018
Net income (loss)	$37,990	$36,913	$(33,511)	$(19,035)
Non-cash items	71,751	64,277	107,830	98,472
Net income (loss) adjusted for non-cash items	109,741	101,190	74,319	79,437
Change in working capital accounts	(63,117)	(83,541)	(58,371)	(113,155)
Net cash provided by (used in) operating activities	46,624	17,649	15,948	(33,718)
Capital expenditures, net of asset sales	(38,173)	(75,830)	(97,564)	(117,547)
Free cash flow	$8,451	$(58,181)	$(81,616)	$(151,265)

Contact:

Mr. Brian Harris
Executive Vice President and Chief Financial Officer
Summit Materials, Inc.
brian.harris@summit-materials.com